Exhibit 99.01

Investview Preferred Shares (INVUP) Commence Trading on OTCQX

Eatontown, New Jersey. August 30th, 2021 – Investview, Inc. (OTCQX: INVU) a diversified financial technology company that operates through its subsidiaries to provide dynamic financial education, investment tools, global market research, adaptive blockchain technologies, crypto mining, optimization and repair solutions is pleased to announce the commencement of trading for its Series B Preferred shares on the OTCQX® Best Market.

Investview Inc. begins trading its Series B Preferred stock today on OTCQX under the symbol “INVUP.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com. Holders of Investview Preferred Shares receive an annual dividend yield of 13% that is paid quarterly.

“We are pleased to have our Preferred Shares now trading on the OTCQX Market. This is another critical step in our plan to expand and establish Investview as a leader in the FinTech space. Our preferred shares pay an annual dividend of 13% which is paid quarterly. In today’s low interest rate environment, a 13% annual yield represents our continued commitment to our investors and our confidence in our company,” said Mario Romano, Director of Finance.

Joseph Cammarata, Investview’s CEO added, “In December of 2019 we established a new direction for Investview Inc. We have reduced our debt, increased our revenues, expanded our products and services, reached profitability, increased our cash position, and refocused the charter of the Company to FinTech and the global advancements it can deliver. Our Preferred Shares not only pay a healthy 13% annual dividend, but we were the first company to offer Preferred Shareholders that hold their stock the ability to receive their dividends in USD, or in the digital currencies Bitcoin (BTC) and ndau. Investview – forging the future of FinTech.”

B. Riley Securities, Inc. acted as the company’s OTCQX sponsor.

About Investview, Inc.

Investview, Inc. is a diversified financial technology organization that operates through its subsidiaries, to provide financial products and services to individuals, accredited investors and select financial institutions. For more information on Investview and all of its wholly-owned subsidiaries, please visit: www.investview.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements.” When the words “believes,” “expects,” “plans,” “projects,” “estimates,” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on Investview’s current beliefs and assumptions and information currently available to Investview and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. More information on potential factors that could affect Investview’s financial results is included from time to time in Investview’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events, except as required by federal securities law.

Investview Public Relations
Contact: Arthur Rome
Phone Number: 732.889.4308
Email: pr@investview.com